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                                                                    Exhibit 21.1

                                  Subsidiaries


        Wired Magazine Group, Inc., a California corporation

        HotWired, Inc., a Delaware corporation

        HardWired, Inc., a Delaware corporation

        Wired Television, Inc., a Delaware corporation

        Wired New York, a California corporation

        Wired World LLC, a Delaware limited liability company

        Wired UK, a United Kingdom unlimited company